Exhibit 10.1

Securities Holders Agreement dated as of October 20, 2005 (this Securities Holders Agreement as amended from time to time in accordance with the provisions hereof, this “Agreement”) among:

(i)                                     Levtran Enterprises Holding, Inc., a Delaware corporation (the “Company”);

(ii)                                  Bruckmann, Rosser, Sherrill & Co. II, L.P., a Delaware limited partnership (“BRS”); and the Persons identified on the signature pages hereto together as “BRS Co-Investors”, and each a “BRS Co-Investor”;

(iii)                               the individuals identified on the signature pages hereto together as “Management Investors”, and each a “Management Investor”;

(iv)                              employees of the Company or its Subsidiaries who are granted or acquire Incentive Securities (as hereinafter defined) (together “Incentive Securities Holders”, and each an “Incentive Securities Holder”); and

(v)                                 CS Equity LLC, a Delaware limited liability company “CS Equity”), and LEG PARTNERS III SBIC, L.P., a New York corporation (“LEG”) (CS Equity and LEG being herein together referred to as the “Lender Investors”, and each a “Lender Investor”), and such other Persons who from time to time become Investors and Parties by the execution of a joinder agreement satisfactory to the Company and BRS (Lender Investors and such other Persons being herein together referred to as “Additional Investors”, and each an “Additional Investor”).

Each of BRS, BRS Co-Investors, Management Investors, Incentive Securities Holders and Additional Investors are sometimes referred to herein individually as an “Investor” and collectively as “Investors.”  BRS, BRS Co-Investor, BRS Affiliates and BRS Associates (as hereinafter defined) are herein together referred to as “BRS Investors”, and each a “BRS Investor”.  Investors other than BRS, BRS Co-Investors and BRS Affiliates are herein referred to together as “Non-BRS Investors”, and each a “Non-BRS Investor”.  The Company and Investors are herein together referred to as the “Parties”.

Capitalized terms used but not otherwise defined herein shall have the meanings set forth on Schedule A.

Recitals

A.                                    Each Investor currently owns, (i) the number of shares of Common Stock, par value $0.01 per share (“Common Stock”),of the Company, and (ii) the number of shares of the Series A Preferred Stock, par value $0.01 per share (“Preferred Stock”), of the Company; in each case as set forth opposite such Investor’s name on Schedule B.

B.                                    This Agreement is the Securities Holders Agreement to which reference is made in (i) the Agreement and Plan of Merger dated as of August 19, 2005 (the “Agreement and Plan of Merger”) among the Company, Levtran Enterprises Acquisition, Inc., LEI Merger, Inc., Levtran Enterprises, Inc. (“Levtran”) and the then existing stockholders of Levtran, and (ii) the

Subscription Agreement dated as of the date hereof (the “Subscription Agreement”) among the Company, BRS Co-Investors and Management Investors pursuant to which BRS, BRS Co-Investors and Management Investors have subscribed for the purchase of shares of the Preferred Stock and the Common Stock.

Now, therefore, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

Article I
Restrictions on Transfer of Securities

1.1.                            Restrictions on Transfers of Securities.  The following restrictions on Transfer shall apply to all Securities owned by Investors or their Permitted Transferees (as defined in Section 1.1(b)), except a Permitted Transferee by virtue of Section 1.1(b)(v):

(a)                                 No Investor or Permitted Transferee shall Transfer (other than in connection with a redemption or purchase by the Company) any Securities unless:

(i)                                     either (A) such Transfer is approved in advance in writing by BRS (except that no such approval is required for a Transfer by BRS) or (B) such Transfer is by an Investor or a Permitted Transferee to one or more of its Permitted Transferees or to the Company; and

(ii)                                  (A) such Transfer complies with the other provisions of this Section 1.1, (B) there has been compliance with the provisions of Sections 2.3 and 2.5 (if applicable), and (C) in the case of Incentive Securities, such Transfer complies with the terms of any applicable Incentive Securities Plan.

Any purported Transfer in violation of this Agreement shall be null and void and of no force and effect; the purported transferee shall have no rights or privileges in or with respect to the Company or the Securities; and the Securities shall be subject to repurchase pursuant to the provisions of Article IV, if applicable.

Prior to any proposed Transfer of any Securities, the holder shall give written notice to the Company describing the manner and circumstances of the proposed Transfer, together with, if reasonably requested by the Company, a written opinion of legal counsel, addressed to the Company and the transfer agent for the Company’s securities, if other than the Company, and reasonably satisfactory in form and substance to the Company, to the effect that the proposed Transfer of the Securities may be effected without registration under the Securities Act.  Each certificate evidencing the Securities transferred shall bear the legends set forth in Section 1.2, except that such certificate shall not bear the legend contained in the first paragraph of Section 1.2 if the opinion of counsel referred to above is to the further effect that such legend is not required in order to establish compliance with any provision of the Securities Act.

Each Transferee (except a Permitted Transferee by virtue of Section 1.1(b)(v)) shall take such Securities subject to and be fully bound by the terms of this Agreement applicable to it with the same effect as if it were an Investor (or if the Transferee were an Incentive Securities Holder, an Incentive Securities Holder) hereunder.  No Person (other than a Permitted Transferee by virtue of Section 1.1(b)(v)) shall be a Transferee unless such transferee executes and delivers a joinder to this Agreement reasonably satisfactory in form and substance to the Company and BRS which joinder states that such Person agrees to be fully bound by this Agreement as if it were an Investor (or if the Transferee were a Non-BRS Investor or an Incentive Securities Holder, a Non-BRS Investor or an Incentive Securities Holder, as applicable) hereunder; and no Transfer shall be effected except in compliance with the registration requirements of the Securities Act and any applicable state securities laws or pursuant to an available exemption therefrom.

(b)                                 As used herein, “Permitted Transferee” shall mean:

(i)                                     in the case of any Investor or Permitted Transferee who is a natural Person, such Person’s spouse or children or grandchildren (in each case, natural or adopted), or any trust for the sole benefit of such Person, such Person’s spouse or children or grandchildren (in each case, natural or adopted), or any corporation, partnership or limited liability company in which the direct and beneficial owner of all of the equity interest is such individual Person or such Person’s spouse or children or grandchildren (in each case, natural or adopted);

(ii)                                  in the case of any Investor or Permitted Transferee who is a natural Person, the heirs, executors, administrators or personal representatives upon the death of such Person or upon the incompetency or disability of such Person for purposes of the protection and management of such Person’s assets;

(iii)                               (x)                                 in the case of BRS or its Permitted Transferees, (A) any Affiliate (as hereinafter defined) of BRS (collectively, “BRS Affiliates”; however, “BRS Affiliates” shall not be deemed to include the Company or its Subsidiaries or any Management Investor, Incentive Securities Holder or Additional Investor), (B) any present or former managing director, director, general partner, member, limited partner, officer or employee of BRS or any BRS Affiliate, or any spouse, lineal descendant (natural or adopted), sibling or parent of any of the foregoing Persons in this clause (B) or any heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing Persons described in this clause (B) (collectively, “BRS Associates”), and (C) any trust, the beneficiaries of which, or any charitable trust, the grantor of which, or any corporation, limited liability company or partnership, the stockholders, members or general and limited partners of which, include only BRS, BRS Affiliates, or BRS Associates;

(y)                                 in the case of Lender Investors or their Permitted Transferees, (A) any Affiliate of Lender Investors (collectively, “Lender Investors Affiliates”; however, “Lender Investors Affiliates” shall not be deemed to include the Company or its Subsidiaries, BRS, any BRS Affiliate or BRS Associate or any BRS Co-Investor or any of their respective Affiliates, any Management Investor or Incentive Securities Holder or Additional Investor), (B) any present or former managing director, director, general partner, member, limited partner, officer or employee of Lender Investors or any Lender Investors Affiliate, or any spouse, lineal descendant (natural or adopted), sibling or parent of any of the foregoing Persons in this clause (B) or any heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing Persons described in this clause (B) (collectively, “Lender Investors Associates”), (C) any trust, the beneficiaries of which, or any charitable trust, the grantor of which, or any corporation, limited liability company or partnership, the stockholders, members or general and limited partners of which, include only Lender Investors, Lender Investors Affiliates, or Lender Investors Associates and (D) any other Lender Investor;

(iv)                              in the case of any Investor who is not a natural Person, any Affiliate (provided that no such Affiliate that becomes such an entity primarily for the purpose of effecting an indirect transfer of Securities, or a transfer of ownership or control of such Affiliate, shall be considered a Permitted Transferee); and

(v)                                 in the case of any Investor or Permitted Transferee, any Person if such Person takes such Securities pursuant to a sale in a Public Offering or following a Public Offering in open market transactions or under Rule 144 under the Securities Act.

1.2.                            Legend.  Any certificates representing Securities shall bear the following legend (in addition to any other legend required under applicable law):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THE DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO THE TERMS AND CONDITIONS OF A SECURITIES HOLDERS AGREEMENT AMONG THE COMPANY AND THE HOLDERS SPECIFIED THEREIN, AS AMENDED FROM TIME TO TIME (THE “SECURITIES HOLDERS AGREEMENT”), A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER UPON WRITTEN REQUEST.  THE SALE, TRANSFER, ASSIGNMENT OR OTHER DISPOSITION OF THE SECURITIES IS SUBJECT TO THE TERMS OF SUCH AGREEMENT AND THE SECURITIES ARE TRANSFERABLE OR OTHERWISE DISPOSABLE ONLY UPON PROOF OF COMPLIANCE THEREWITH.

In addition, certificates representing Incentive Securities shall bear such legends as may be required under any Incentive Securities Plan pursuant to which such Incentive Securities shall have been issued.

1.3.                            Notation.  A notation will be made in the appropriate transfer records of the Company with respect to the restrictions on transfer of the Securities referred to in this Agreement.

Article II
Other Covenants; Representations and Warranties

2.1.                            Financial Statements and Other Information.

(a)                                 The Company shall deliver to BRS and, except as to clause (v) below and except as provided in Section 2.13, each Lender Investor (so long as such Lender Investor owns at least 25% of the Common Stock owned by such Lender Investor as of the date hereof (adjusted for any stock splits, stock combinations and stock dividends affecting the Common Stock as a class)):

(i)                                     as soon as available and in any event within 30 days after the end of each calendar month, consolidated balance sheets of the Company and its subsidiaries as of the end of such calendar month, and consolidated statements of income and cash flows of the Company and its subsidiaries for the calendar month and the interim period then ended, shown in comparison to the budgeted amounts for the same month and interim period from the prior fiscal year, prepared in conformity with United States generally accepted accounting principles applied on a consistent basis, except as otherwise rioted therein, and subject to the absence of notes and to year-end adjustments;

(ii)                                  as soon as available and in any event within 90 days after the end of each fiscal year of the Company, an audited consolidated and consolidating balance sheet of the Company and its subsidiaries as of the end of such year, and audited consolidated and consolidating statements of income and cash flows of the Company and its subsidiaries for the year then ended prepared in conformity with United States generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation;

(iii)                               to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of Exchange Act, actually prepared by the Company as soon as such reports are generally available;

(iv)                              prior to the beginning of each fiscal year, an annual budget which has been approved by the Board of Directors of the Company, prepared on a month by month basis for the Company and its subsidiaries for such fiscal year (displaying anticipated statements of income and cash flow), and promptly upon preparation any other significant budgets prepared by the Company, and any revisions of such annual or other budgets;

(v)                                 such other documents, reports, financial data and other information as BRS may reasonably request;

(vi)                              in the case of any Lender Investor, all forms and information required or requested by the U.S. Small Business Administration as a result of such Lender Investor being a Small Business Investment Company, provided that the cost to the Company in providing such forms and information is de minimus or is otherwise borne by the Lender Investor;

(vii)                           at least seven Business Days’ prior written notice of any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any consolidation or merger involving the Company and any other Person, any transaction or series of transactions in which more than 50% of the voting securities of the Company are transferred to another Person, or any transfer, sale or other disposition of all or substantially all the assets of the Company to any other Person, an initial public offering or any grant of registration rights; and

(viii)                        notice of any litigation commenced against the Company which, if adversely determined against the Company, would have a material adverse effect on the Company.

(b)                                 Inspection and Access.  The Company shall permit any authorized representatives designated by BRS to visit and inspect any of the properties of the Company and its subsidiaries, including its and their books of account (and to make copies and take extracts therefrom), and to discuss its and their affairs, finances and accounts with its and their officers and their current and prior independent public accountants (and by this provision the Company authorizes such accountants to discuss with such representatives the affairs, finances and accounts of the Company and its subsidiaries, whether or not a representative of the Company is present), all at such reasonable times and as often as BRS may reasonably request.

(c)                                  Management Investors.  The Company shall deliver to Management Investors (other than Management Investors as to which a Termination of Employment has occurred or as to which a Prohibited Transfer of Securities or an Engagement in a Competing Business shall have occurred), so long as such Management Investors in the aggregate own Common Stock representing at least 5% of the Common Stock outstanding or any of the Preferred Stock outstanding, the financial statements specified in clauses (i), (ii) and (iv) of Section 2.1 at the time such financial statements are delivered to BRS.

2.2.                            Approved Transaction.

(a)                                 So long as BRS Investors and their Permitted Transferees (other than Permitted Transferees under Section 1.1(b)(v)) together own in the aggregate more shares of Common Stock than any other single Investor, if BRS approves the sale of the Company (other than a sale of the Company to BRS Investors or any of its Affiliates), whether by merger, consolidation, sale of outstanding capital stock, sale of all or substantially all of its assets or otherwise (an “Approved Sale of the Company”), or a recapitalization or restructuring of the Company (excluding any recapitalization or restructuring in which BRS Investors have a financial interest other than (x) where the financial interest of BRS Investors is solely in their capacity as stockholders, (y) the provision of services by Bruckmann, Rosser, Sherrill & Co., LLC under the Management Services Agreement, or (z) any recapitalization or restructuring transaction not otherwise covered by the preceding clauses (x) or (y) but which is deemed to have been effected on an arms’ length basis and on terms (including without limitation financial terms) which are commercially reasonable pursuant to Section 2.11) (an “Approved Recapitalization”) (each such Approved Sale of the Company and Approved Recapitalization being herein referred to as an “Approved Transaction”), then:

(i)                                     each Investor and Permitted Transferee shall consent to, vote for, and raise no objections against, and waive dissenters and appraisal rights (if any) with respect to, the Approved Transaction;

(ii)                                  if the Approved Transaction is structured as a sale, exchange, conversion, redemption, cancellation or other disposition of stock, each Investor and Permitted.  Transferee shall have both the right and obligation to sell, exchange, convert, redeem, cancel or otherwise dispose and will be permitted to sell, exchange, convert, redeem, cancel or otherwise dispose all of such Investor’s or Permitted Transferee’s Common Stock, Preferred Stock and options to acquire Common Stock or Preferred Stock on the terms and conditions approved by BRS (subject to the provisions of Section 2.2(b));

(iii)                               if the Approved Transaction includes the sale, exchange, conversion, redemption, cancellation or other disposition of Securities (other than Common Stock) convertible into or exchangeable for capital stock or Securities of the Company, or options, warrants or other rights to purchase such capital stock or Securities, each Investor or Permitted Transferee will have both the right and obligation to sell, exchange, convert, redeem, cancel or otherwise dispose of such securities or options, warrants or other rights on the terms and conditions approved by BRS (subject to the provisions of Section 2.2(b)); and

(iv)                              in the case of an Approved Recapitalization, any issuance of additional Securities to BRS Investors shall be subject to the provisions of Section 2.4.

Each Investor and Permitted Transferee will take all necessary and desirable actions as reasonably requested by BRS in connection with the consummation of an Approved Transaction, including without limitation executing the applicable purchase or other agreement and, in the case of an Approved Sale of the Company, granting, on the same basis granted by BRS, to any buyer of the Securities or any other participant in the Approved Transaction identical indemnification rights (whether directly to the buyer of the Securities or such other participants or pursuant to the provisions of a contribution agreement) pro rata based on the number and type of Securities sold by such Investor or Permitted Transferee; however, the foregoing shall not require that any BRS Investor or any Lender Investor incur indemnification obligations in the Approved Transaction in an amount in excess of the net proceeds received by such BRS Investor or such Lender Investor in the Approved Transaction.

(b)                                 The obligations of each of Investors and Permitted Transferees with respect to an Approved Transaction are subject to the satisfaction of the conditions that:

(i)                                     subject to the provisions of clause (iii) of this Section 2.2(b), upon the consummation of the Approved Transaction, all of Investors and Permitted Transferees will receive the same form and amount of consideration per share of Common Stock (net of, in the case of an option or any other right to acquire Common Stock, the exercise price of such option), or if any holder of Common Stock is given an option as to the form and amount of consideration to be received in respect of Common Stock, all Investors and Permitted Transferees holding Common Stock will be given the same option;

(ii)                                  subject to the provisions of clause (iii) of this Section 2.2(b), upon the consummation of the Approved Transaction, all of Investors and Permitted Transferees holding Preferred Stock will receive the same form and amount of consideration per share of Preferred Stock (it being understood, however, that the amount of consideration per share of Preferred Stock may vary to reflect the accrued and unpaid dividends thereon pursuant to the terms thereof, to the extent different shares of Preferred Stock have been outstanding for different periods of time), or if any holder of Preferred Stock is given an option as to the form and amount of consideration to be received in respect of Preferred Stock, all Investors and Permitted Transferees holding Preferred Stock will be given the same option;

(iii)                               in the case of a holder of any Securities referred to in clause (iii) of Section 2.2(a):

(A)                               in the case of such Securities which are not Incentive Securities, at the election of the Company and BRS, either (I) such Securities shall remain, outstanding following such Approved Transaction or (II) the holder shall receive in such Approved Transaction (unless otherwise agreed by the Company, BRS and the holder the Vested Incentive Securities or unless otherwise provided in the terms of any agreement or instrument governing or evidencing such Securities), either (x) the same securities or other property that such holder would have received if such holder had converted, exchanged or exercised such security immediately prior to such Approved Transaction (after taking into account the conversion, exchange or exercise price applying to such Security and any applicable tax obligations of the holder in connection with such conversion, exchange or exercise) or (y) a security convertible or exchangeable for, or option, warrant or right to purchase, capital stock or other securities of a successor entity having substantially equivalent value;

(B)                               in the case of such Securities which are Vested Incentive Securities, the holder shall receive in any such Approved Transaction (unless otherwise agreed by the Company, BRS and the holder the Vested Incentive Securities) the same securities or other property that such holder would have received if such holder had converted, exchanged or exercised such Securities immediately prior to such Approved Transaction (after taking into account the conversion, exchange or exercise price applying to such Security and any applicable tax obligations of the holder in connection with such conversion, exchange or exercise);

(C)                               in the case of such Securities which are Earned (but not Vested) Incentive Securities,

(x)                                 in the case of any Approved Sale of the Company, or if elected by the Company with the approval of BRS in the case of any Approved Recapitalization, such Earned (but not Vested) Incentive Securities shall be deemed to be 100% Vested and shall be treated as provided in subclause (B) immediately above, or

(y)                                 in the case of any Approved Recapitalization (unless the Company and BRS agree that the preceding subclause (C)(y) shall be applicable), at the election of the Company and BRS, either (I) such Securities shall remain outstanding following such Approved Transaction or (II) the holder shall receive in any such Approved Recapitalization a security convertible or exchangeable for, or option, warrant or right to purchase, capital stock or other securities of a successor entity having substantially equivalent value;

(D)                               in the case of such Incentive Securities which are neither Earned Incentive Securities nor Vested Incentive Securities, such Incentive Securities shall be cancelled (unless otherwise agreed by the Company, BRS and the holder of such Incentive Securities); and

(iv)                              solely as to Lender Investors, no Lender Investor or its Permitted Transferees shall be required to enter into a non-competition covenant which restricts them in any way, subject to the provisions of Section 2.9(c).

(c)                                  Each Investor and Permitted Transferee acknowledges that its pro rata share (based upon the number of shares of Common Stock owned (or acquirable pursuant to options, warrants or other rights to purchase Common Stock, or securities convertible into or exchangeable for Common Stock) by such holder) of the aggregate proceeds of an Approved Transaction may be reduced by transaction expenses incurred by the Company or BRS related to such Approved Transaction.

(d)                                 The obligations of Lender Investors under this Section 2.2 are several and not joint.

2.3.                            Tag-Along Rights.

(a)                                 (i)                                     (A)                               Except as otherwise provided in Section 2.3(a)(iii), no Investor (a “Tag-Along Seller”) shall sell any shares of Common Stock or Preferred Stock in any transaction or series of related transactions unless all other Investors who are holders of the same class or series (“Tag-Along Holders”) of Securities (except as provided in Section 23 (a)(i)(B)) are offered an equal opportunity (a “Tag-Along Right”) to participate in such transaction or transactions on a pro rata basis, and, subject to Section 2.3(a)(ii), on identical terms (including amount and type of consideration paid for each class of Security); provided, however, that, if the terms of the transaction would impose indemnification obligations in an amount in excess of the net proceeds received by BRS Investors or Lender Investors as a consequence of the provisions above, the BRS Investors and the Investor Lenders who elect to participate in such transaction will be provided with a reasonable opportunity to separately negotiate any indemnification obligations of such BRS Investors or Investor Lenders in connection with transaction; however, the inability of the BRS Investors or the Lender Investors to achieve a change in the proposed indemnification obligations shall not restrict or prevent the Tag-Along Seller from proceeding with the sale of its shares as originally proposed by the Tag-Along Seller.  For the avoidance of doubt, such participation on a pro rata basis shall mean that such Tag-Along Holder shall be entitled to sell (A) the number of shares of Common Stock proposed to be sold by the Tag-Along Seller, multiplied by a fraction, the numerator of which is the number of shares of Common Stock then owned by such Tag-Along Holder and the denominator of which is the number of shares of outstanding Common Stock and (B) the number of shares of Preferred Stock proposed to be sold by the Tag-Along Seller, multiplied by a fraction, the numerator of which is the number of shares of Preferred Stock then owned by such Tag-Along Holder and the denominator of which is the number of shares of outstanding Preferred Stock.  If any Tag-Along Holder elects not to participate in full or in part on a pro rata basis, the Tag-Along Seller may increase the number of shares sold by it by the number of shares any such Tag-Along Holder elects not to include pursuant to the terms.

(B)                               Notwithstanding the foregoing, “Tag-Along Holders” shall not include and “Tag-Along Rights” shall not be available to (each, an “Excluded Tag-Along Holder”):

(x)                                 holders of Incentive Securities which are not fully Vested under the terms of any applicable Incentive Securities Plan, but shall include Incentive Securities which would become fully Vested under the terms of any applicable Incentive Securities Plan upon the occurrence of any transaction which would otherwise trigger a Tag-Along Right under this Section 2.3; or

(y)                                 Management Investors as to which a Termination of Employment for Cause or by Early Resignation has occurred, Investors as to which a Prohibited Transfer of Securities has occurred, or Non-BRS Investors as to which an Engagement in a Competing Business has occurred.

However, any such Excluded Tag-Along Holder shall be a “Tag-Along Seller” and other holders of Common Stock or Preferred Stock shall have Tag-Along Rights with respect to any sale of shares of Common Stock or Preferred Stock by such Excluded Tag-Along Holder.

(ii)                                  Prior to any sale of shares of Common Stock and/or Preferred Stock subject to these provisions, the Tag-Along Seller shall notify the Company in writing of the proposed sale.  Such notice (the “Tag-Along Seller’s Notice”) shall set forth: (A) the number of shares of Common Stock and/or Preferred Stock subject to the proposed sale, (B) the name and address of the proposed purchaser, and (C) the proposed amount of consideration and terms and conditions of payment offered by such proposed purchaser.  The Company shall promptly, and in any event within 15 days of the Company’s receipt of the Tag-Along Seller’s Notice, deliver or cause to be delivered the Tag-Along Seller’s Notice to each Tag-Along Holder.  A Tag-Along Holder may exercise the Tag-Along Right by delivery of a written notice (the “Tag-Along Holder’s Notice”) to the Tag-Along Seller within 10 days of the date the Company delivered or caused to be delivered the Tag-Along Seller’s Notice (the “Tag-Along Election Period”).  The Tag-Along Holder’s Notice shall state the number of shares of Common Stock and/or Preferred Stock that the Tag-Along Holder proposes to include in the proposed sale, up to the maximum pro rata share described above.  If a Tag-Along Holder entitled to participate therein delivers a Tag-Along Holder’s Notice, such Tag-Along Holder shall be obligated, during the 90-day period following the expiration of the Tag-Along Election Period (the “Tag-Along Completion Period”), to sell that number of shares of Common Stock and/or Preferred Stock specified in the Tag-Along Holder’s Notice upon the same terms and conditions as those under which the Tag-Along Seller is selling, conditioned upon and contemporaneously with completion of the Tag-Along Seller’s sale of its shares of Common Stock and/or Preferred Stock.  If no Tag-Along Holder’s Notice is received during the Tag-Along Election Period, the Tag-Along Seller shall have the right, during the Tag-Along Completion Period, to effect the proposed sale of shares of Common Stock and/or Preferred Stock on terms and conditions no more favorable to the Tag-Along Seller than those stated in the Tag-Along Seller’s Notice and in accordance with the provisions of this Section 2.3.  Any shares of Common Stock and/or Preferred Stock proposed to be sold by the Tag-Along Seller which is the subject of a Tag-Along and which are not sold prior to the expiration of the Tag-Along Completion Period will be subject to the provisions of this Section 2.3 upon any subsequent proposed sale thereof

(iii)                               Notwithstanding anything herein to the contrary, a Tag-Along Seller may make any of the following Transfers without offering the Tag-Along Holders the opportunity to participate: (A) Transfers by a Tag-Along Seller to any Permitted Transferee, provided that the proposed Permitted Transferee (except a Permitted Transferee by virtue of Section 1.1(b)(v)) agrees in writing to be bound by the provisions of this Section 2.3; and (B) sales pursuant to an effective registration statement under the Securities Act.  In the event that a sale of shares of Common Stock or Preferred Stock which would entitle a Tag-Along Holder to a Tag-Along Right is proposed to be effected pursuant to an Approved Transaction, the provisions of Section 2.2 shall govern and shall supercede the provisions of this Section 2.3.

(iv)                              Each of the parties acknowledges that the Company (A) may issue Securities to Persons in the future and (B) may adopt a stock option or purchase plan pursuant to which employees, directors, consultants or other individuals may be granted, subject to the terms of such plan, options or the right to purchase Common Stock, Preferred Stock or other Securities; and that such Persons or participants may become subject to this Agreement and may be “Tag-Along Holders” for purposes of this Section 2,3.

(v)                                 The obligations of the Tag-Along Sellers and the Tag-Along Rights of Tag-Along Holders under this Section 2.3 shall terminate upon the consummation of a Public Offering resulting in aggregate net proceeds to the Company and any stockholder selling shares of Common Stock in such offering of not less than $50,000,000.

(b)                                 Notwithstanding the requirements of this Section 2.3, a Tag-Along Seller may sell Securities at any time without complying with the requirements of the above provisions of this Section 2.3 so long as the Tag-Along Seller deposits into escrow (the “Tag-Along Escrow”) with an independent third party at the time of the sale that amount of the consideration received in the sale equal to the Tag-Along Escrow Amount.  The “Tag-Along Escrow Amount” shall equal the amount of consideration that all the Tag-Along Holders would have been entitled to receive if they had the opportunity to participate in the sale on a pro rata basis, determined as if each Tag-Along Holder (A) timely delivered a Tag-Along Holder’s Notice to the Tag-Along Seller during the Tag-Along Election Period and (B) proposed to include all of its shares of Common Stock and Preferred Stock which it would have been entitled to include in the sale.  No later than the date of the sale, the Tag-Along Seller shall notify the Company in writing of the proposed sale.  Such notice (the “Tag-Along Escrow Notice”) shall set forth the information required in the Tag-Along Seller’s Notice, and in addition, such notice shall state the name of the escrow agent and the account number of the escrow account.  The Company shall promptly, and in any event within 10 days, deliver or cause to be delivered the Tag-Along Escrow Notice to each Tag-Along Holder.  A Tag-Along Holder may exercise the tag-along right described in this Section 2.3(a)(vii) by delivery to the Tag-Along Seller, within 15 days of the date the Company delivered or caused to be delivered the Tag-Along Escrow Notice, of (A) a written notice specifying the number of shares of Common Stock and/or Preferred Stock it proposes to sell, and (B) the certificates representing such shares of Common Stock and/or Preferred Stock, with transfer powers duly endorsed in blank.  Promptly after the expiration of the 15th day after the Company has delivered or caused to be delivered the Tag-Along Escrow Notice, (A) the Tag-Along Seller shall purchase that number of shares of Common Stock and/or Preferred Stock as Seller would have been required to include in the sale had Tag-Along Seller complied with the provisions of Section 2.3(a)(ii), (B) the Company shall cause to be released from the Tag-Along Escrow to the Tag-Along Holder from whom the Tag-Along Seller purchases shares of Common Stock and/or Preferred Stock pursuant to clause (A) of this sentence the applicable amount of consideration due to such Tag-Along Holder together with any interest thereon, and (C) all remaining funds and other consideration held in the Tag-Along Escrow shall be released to the Tag-Along Seller.  If the Tag-Along Seller received consideration other than cash in the sale, the Tag-Along Seller shall purchase the shares of Common Stock and/or Preferred Stock tendered by paying to the Tag-Along Holders cash and non-cash consideration in the same proportion as received by the Tag-Along Seller in the sale.

2.4.                            Preemptive Rights.

(a)                                 (i)                                     (A)                               Except for the issuance by the Company of Excluded Additional Securities, if the Company proposes to sell any Securities (the Securities being sold being the “Additional Securities” and such sale being an “Additional Securities Sale”) to any BRS Investor, the Company will offer to sell to the other Investors (except as provided in Section 2.4(a)(i)(B)), including other BRS Investors, that number of Additional Securities equal to the number of Additional Securities to be issued to such BRS Investor in the Additional Securities Sale multiplied by the percentage determined by dividing (x) the number of shares of Common Stock held by such other Investor by (y) the number of shares of Common Stock of the Company then outstanding.  Such other Investor will be entitled to purchase all or part of such Additional Securities at the same price and on the same terms as such Additional Securities are sold by the Company to such BRS Investor pursuant to this Section 2.4.  The rights of the other Investors under this Section 2.4 are several and not joint.

(B)                               Notwithstanding the foregoing, the following Investors shall not have the right to purchase Additional Securities pursuant to Section 2.4 (a)(i)(A): (x) holders of Incentive Securities which are not fully Vested under the terms of any applicable Incentive Securities Plan; and (y) Management Investors as to which a Termination of

Employment has occurred, Investors as to which a Prohibited Transfer of Securities, or Non-BRS Investors as to which an Engagement in a Competing Business has occurred and is continuing.

(ii)                                  As used herein, “Excluded Additional Securities” means Securities issued by the Company: (A) pursuant to a Public Offering; (B) as consideration for the acquisition of all or any substantial portion of the assets or all or any portion of the capital stock of any Person or that are otherwise issued in connection with, or to finance, any acquisition, merger or other business combination, including by means of the reinvestment by the sellers of sales proceeds in the Securities of the Company, except that Securities proposed to be issued to any BRS Investor to finance any such acquisition, merger or other business combination shall not be deemed to be “Excluded Additional Securities” pursuant to this clause (B); (C) in any transaction in respect of a Security that is being issued to all holders of such Security on a pro rata basis in such Transaction; (ID) pursuant to any Incentive Securities Plan; (E) to any officer, employee or director of the Company or any of its subsidiaries in consideration for services rendered by them in their capacity as such; (F) as a dividend on the outstanding Common Stock or Preferred Stock; (0) upon the exercise, conversion or exchange of any outstanding security; or (H) pursuant to an Approved.  Recapitalization to the extent that BRS Investors are issued Securities on the same basis as other holders of the same class of Securities as held by BRS Investors prior to the Approved Recapitalization.

(b)                                 The Company will cause to be given to Investors a written notice setting forth the terms and conditions upon which Investors may purchase Securities from the Company pursuant to this Section 2.4 (the “Preemptive Notice”).  After receiving a Preemptive Notice, Investors may elect to purchase such Additional Securities offered to Investors by the Company pursuant to this Section 2.4, on the closing date specified by the Company in the Preemptive Notice, by delivery of a written notice to the Company within 15 days of the date of the Preemptive Notice (the “Preemptive Reply”).  On the closing date specified in the Preemptive Notice, the Company will deliver the Additional Securities elected to be purchased in the amount set forth in the Preemptive Reply and Investor will deliver the purchase price therefor in immediately available funds.

(c)                                  The provisions of this Section 2.4 shall terminate upon the consummation of (i) a Public Offering resulting in aggregate net proceeds to the Company and any stockholder selling shares of Common Stock in such offering of not less than $50,000,000 or (ii) an Approved Sale of the Company.

2.5.                            Right of First Refusal.

(a)                                 Notice of Proposed Transfer.  In the event that any Non-BRS Investor proposes to transfer any or all of such Non-BRS Investor’s Securities to a third party (such securities being “Offered Securities”), such Non-BRS Investor (a “Selling Non-BRS Investor”) (in addition to complying with the other provisions of this Agreement, including restrictions on Transfer in Article I) may not Transfer the Offered Securities without first offering to sell the Offered Securities to the Company and BRS and Lender Investors in accordance with this Section 2.5.  The Selling Non-BRS Investor must give to the Company and BRS and Lender Investors a written notice signed by the Selling Non-BRS Investor (the “Selling Non-BRS

Investor’s Notice”) stating (i) the Non-BRS Selling Investor’s bona fide intention to Transfer such Offered Securities and the name and address of the proposed transferee (the “Proposed Transferee”); (ii) the number of such Offered Securities; and (iii) the bona fide price per share and consideration for which the Selling Non-BRS Investor proposes to Transfer such Offered Securities (the “Offered Price”).  The Selling Non-BRS Investor shall include with the Selling Non-BRS Investor’s Notice a copy of the bona fide written offer from the Proposed Transferee for the Offered Securities.  Upon the request of the Company or BRS, the Selling Non-BRS Investor will promptly furnish to the Company and BRS (with copies to Lender Investors) such information as may be reasonably requested to establish that the offer and Proposed Transferee are bona fide.

(b)                                 Exercise of Right of First Refusal.  The Company and, if the Company does not exercise the following Right of First Refusal, BRS and Lender Investors (pro rata based on their percentage ownership of the Securities owned in the aggregate by BRS Investors and all of Lender Investors) shall have the right of first refusal (the “Right of First Refusal”) to purchase all, but not less than all, of the Offered Securities proposed to be Transferred by a Selling Non-BRS Investor; provided that the Company or BRS and Lender Investor, as the case may be, gives written notice of the exercise of such right to the Selling Non-BRS Investor within twenty (20) days after the date of its receipt of the Selling Non-BRS Investor’s Notice (the “Refusal Period”).

(c)                                  Purchase Price.  The purchase price for the Offered Securities to be purchased by the Company and/or BRS and/or Lender Investors exercising the Right of First Refusal under this Agreement will be the Offered Price multiplied by the number of Offered Securities to be purchased by the Company or BRS or Lender Investors, and will be payable as set forth in Section 2.5(d).  In the event that the Offered Price includes consideration other than cash, the purchase price for the Offered Securities allocable to such consideration shall nevertheless be payable in cash and shall be the fair market value of such consideration as determined by the Board of Directors of the Company in good faith.

(d)                                 Payment.  Payment of the purchase price for the Offered Securities purchased by the Company and/or BRS and/or Lender Investors exercising the Right of First Refusal will be made at a closing within thirty (30) days after the end of the Refusal Period.  At such closing, (i) payment of the purchase price will be made in cash (by check or wire transfer at the option of the purchaser) and (ii) the Selling Non-BRS Investor shall deliver to the purchaser, free and clear of all liens, claims and encumbrances, stock certificate(s) evidencing the Offered Securities (or any portion thereof), duly endorsed for transfer.

(e)                                  Failure to Elect Purchase Right.  In the event that the Company and/or BRS and/or Lender Investors do not elect to purchase all of the Offered Securities, the Selling Non-BRS Investor may, subject to the other provisions of this Agreement, including without limitation the restrictions on Transfer in Article I, Transfer the remaining Offered Securities to the Proposed Transferee specified in the Sale Notice at a cash price no less than the price specified in the Sale Notice and on other terms no more favorable to the transferee(s) than specified in the Sale Notice during the 90-day period immediately following the last date on which the Company could have elected to purchase the Offered Securities.  Any such Offered Securities not transferred within such 90-day period will be subject to the provisions of this Section 2.5 upon subsequent proposed Transfer.

(f)                                   Non-Applicability to Approved Transaction.  The provisions of this Section 2.5 shall not apply to any Transfer (i) pursuant to an Approved Transaction, (ii) to a Permitted Transferee in accordance with the terms of this Agreement or (iii) any Transfer as to which BRS has given its approval pursuant to Section 1.1(a) and provided that there has been compliance with the other provisions of Section 1.1 in connection with such Transfer.

(g)                                  Termination.  The provisions of this Section 2.5 shall terminate on the date the Company consummates a Public Offering or an Approved Sale of the Company.

2.6.                            Corporate Opportunity.  To the fullest extent permitted by any applicable law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to (i) BRS or any BRS Affiliates or their respective representatives (including any directors of the Company designated by such Persons) or (ii) the Lender Investors.  In particular, (a) BRS and BRS Affiliates shall have the right to engage in business activities, whether or not in competition with the Company or its subsidiaries or the Company’s or its subsidiaries’ business activities, without consulting any other Investor, and (b) BRS and BRS Affiliates shall not have any obligation to any other Investor with respect to any opportunity to acquire property or make investments at any time.

2.7.                            Management Services Agreement.  Investors acknowledge and agree that (i) the Company will enter into the Management Services Agreement dated as of October     , 2005 between the Company and Bruckmann, Rosser, Sherrill & Co., LLC (the “Management Services Agreement”), and (ii) the Company shall be authorized to perform its obligations under the Management Services Agreement, and Bruckmann, Rosser, Sherrill & Co., LLC shall have and receive from time to time the rights and benefits granted to Bruckmann, Rosser, Sherrill & LLC under the Management Services Agreement.

2.8.                            Representations and Warranties.

(a)                                 Each Investor represents and warrants as follows.

(i)                                     Effective as of the date on which such Investor becomes a Party, such Investor is the record owner of the number of Securities set forth opposite the name of such Investor on Schedule B attached (assuming all such Securities would become fully Vested).  This Agreement has been duly authorized, executed and delivered by such Investor and constitutes the valid and binding obligation of such Investor, enforceable in accordance with its terms.  Such Investor has not granted (and will not grant) and is not (and will not become) a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.

(ii)                                  The Securities acquired from time to time by such Investor are being acquired by such Investor hereunder for investment, and not with a view to any distribution that would violate the Securities Act or the applicable securities laws of any state.  Such Investor will not distribute the Securities in violation of the Securities Act or the applicable securities laws of any state.

(iii)                               Such Investor acknowledges that the Securities have not been registered under the Securities Act or the securities laws of any state and must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration becomes or is available.

(iv)                              In formulating a decision to enter into this Agreement, such Investor has relied solely upon (i) the provisions of this Agreement, (ii) an independent investigation of the Company’s business, and (iii) consultations with such Investor’s legal and financial advisors with respect to this Agreement and the nature of the investment in the Securities.  In entering into this Agreement, no reliance was placed by such Investor upon any representations or warranties other than those contained in this Agreement.

(v)                                 Such Investor is financially able to hold the Securities for long-term investment, believes that the nature and amount of the Securities being acquired are consistent with the overall investment program and financial position of such Investor, and recognizes that there are substantial risks involved in the acquisition and ownership of the Securities.

(vi)                              Such Investor confirms that (A) such Investor is familiar with the business of the Company, (B) such Investor has had the opportunity to ask questions of the officers and directors of the Company and to obtain (and that such Investor has received to the satisfaction of such Investor) such information about the business and financial condition of the Company as such Investor has reasonably requested, and (C) such Investor, either alone or with a representative (as defined in Rule 501(h) promulgated under the Securities Act), has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of the prospective investment in the Securities.

(vii)                           Such Investor’s residence address is as set forth below the signature of such Investor on the signature page to this Agreement.

(b)                                 Each Investor (other than BRS Investors) represents and warrants that, effective as of the date on which such Investor becomes a Party, such Investor is not a partner, participant or member (whether as a general or limited partner, participant or member) with any other Investor in any partnership, limited liability company, joint venture or similar business, enterprise, company or similar arrangement or agreement.

(c)                                  The Company represents and warrants to each Investor that, as of the dated hereto, this Agreement has not been amended and the Company has not granted to any of the Investors any additional rights in respect of their Securities.

2.9.                            Non-Competition and Non-Solicitation; No Interference; Confidentiality.

(a)                                 No Non-BRS Investor (excluding any Lender Investor) or Incentive Securities Holder shall, and no Non-BRS Investor (excluding any Lender Investor) or Incentive Securities Holder shall permit its Affiliates and Related Persons to, without the consent of BRS, so long as such Non-BRS Investor (excluding any Lender Investor) or Incentive Securities Holder is the holder of any Securities or Incentive Securities or at any time within the two-year period following the date oil which such Non-BRS Investor (excluding any Lender Investor) or

Incentive Securities Holder cease to be the holder of Securities or Incentive Securities, either alone or jointly with, through or as a shareholder, investor, lender, director, officer, employee, manager, adviser, consultant or agent of or for any Person (including without limitation any Related Person (or any Affiliate of a Related Person) of any Non-BRS Investor (excluding any Lender Investor) or Incentive Securities Holder), directly or indirectly, Engage in a Competing Business.

(b)                                 No Management Investor or Incentive Securities Holder shall, and no Management Investor or Incentive Securities Holder shall permit its Affiliates and Related Persons to, in any manner take or cause to be taken any action designed or intended to discourage customers, contractors, suppliers, referral sources, Governmental Authority, insurance companies, lessors, consultants, advisors and other business associates from maintaining the same business relationships with the Company or its Subsidiaries.

(c)                                  Investors shall not, directly or indirectly, at any time after the date hereof, divulge to any Person, or use for such Investors’ own benefit (other than to evaluate the Company and its operations), any confidential information of the Company, including without limitation information concerning the business, affairs, customers, clients, products or services of the Company or its subsidiaries or any financial or statistical data or information of the Company or its subsidiaries, whether created or developed by the Company or its subsidiaries or on their behalf or with respect to which Investors may have knowledge or access (including without limitation any of the foregoing developed by Investors or with respect to which Investors may have knowledge or access), or the existence and contents of this Agreement (unless disclosure of this Agreement or its contents is required by law, and then only after reasonable consultation with counsel to the Company), it being the intent of the Company and Investors to restrict Investors from disseminating or using any data or information (other than to evaluate the Company and its operations), or the existence and contents of this Agreement, which is at the time of such use or dissemination unpublished and not readily available or generally known to Persons involved or engaged in the operation of any business engaged in by the Company or its subsidiaries.  However, the foregoing shall not prohibit (i) the dissemination by BRS or Lender Investors of any confidential information to its investors, partners or members provided that such investors, partners or members are given such confidential information on a confidential basis and are instructed to comply with the provisions of this Section 2.9, (ii) the disclosure of the existence and contents of this Agreement to such Investor’s attorneys, tax consultants and financial consultants who also agree not to disclose the existence and contents of this Agreement and to comply with the other provisions of this Section 2.9 to the same extent as their client Investor; or (iii) BRS Investors or Lender Investors from providing confidential information to a prospective transferee of their Securities in a Transfer permitted under this Agreement provided that such prospective transferee executes a confidentiality agreement with the Company in form and substance reasonably satisfactory to the Company.

(d)                                 No Management Investor or Incentive Securities Holder shall, and no Management Investor or Incentive Securities Holder shall permit its Affiliates and Related Persons to, make statements or representations or otherwise communicate to other Persons, directly or indirectly, in writing or orally, or otherwise take any action which may, directly or indirectly, disparage or be damaging to the business or reputation of the Company or its Subsidiaries or their businesses or interfere with any business, commercial, employment or other arrangement of the Company or its Subsidiaries or to which the Company or its Subsidiaries may be a party.

(e)                                  Non-BRS Investors and Incentive Securities Holder specifically acknowledge and agree that the remedy at law for any breach of the foregoing provisions of this Section 2.9 will be inadequate and that the Company and BRS, in addition to any other relief available to them, shall be entitled to temporary and permanent injunctive relief without the necessity of posting a bond or proving actual damages resulting from any breach of the provisions of this Section 2.9.  In the event that the provisions of this Section 2.9 should ever be deemed to exceed the limitations provided by applicable law, the Parties agree that such provisions shall be reformed to the maximum extent permitted under applicable law.

2.10.                     Certain Transactions.  Except as otherwise specifically contemplated or permitted by or pursuant to this Agreement, the Company shall not enter into any transaction, affecting any class or series of the capital stock or Securities of the Company unless such transaction treats all of the holders of such class or series on an equal per share or Securities basis.  However, the Company shall be permitted to grant registration rights to BRS Investors with respect to any shares of the capital stock of the Company or Securities held by BRS Investors provided that such registration rights are granted also to Non-BRS Investors and their respective Affiliates as holders of the same class or series of capital stock or Securities on an equal per share or Securities basis with BRS Investors, including without limitation (i) with respect to “demand” or “piggyback” registration rights, provided that BRS shall have the right to determine when any demand registration rights are exercised, and (ii) by treating Non-BRS Investors and their respective Affiliates on an equal per share or Securities basis with BRS investor in any required “cut-back” in any underwritten registration, whether such registration rights constitute “demand” or “piggyback” registration rights.  However, the foregoing provisions of this Section 2.10 shall not restrict or prohibit the grant by the Company, and the Company shall be authorized to grant, to any new Non-BRS Investor acquiring Securities rights (including without limitation registration rights) which may be superior to, or different from, rights which have been previously granted to other Investors holding the same class of Securities to be acquired by such new Non-BRS Investor, in connection with the original issuance of such Securities.

2.11.                     Transactions with BRS Investors.

(a)                                 All transactions between BRS Investors and the Company (including without limitation any amendment or modification of the Management Services Agreement) or any of its direct or indirect subsidiaries shall be effected on an arms’ length basis and on terms (including without limitation financial terms) which are commercially reasonable.  The foregoing provision shall not be applicable to:

(i)                                     any transaction or action taken in accordance with the terms and provisions of, or permitted pursuant to, this Agreement, the Agreement and Plan of Merger or any of the other “Transaction Documents” as defined in the Agreement and Plan of Merger, as the Agreement and Plan of Merger and such Transaction Documents may be amended and in effect from time to time;

(ii)                                  the issuance of Incentive Securities to any BRS Affiliate or BRS Associate who is a member of the Board of Directors of the Company pursuant to any Incentive Securities Plan provided that such Incentive Securities are issued to the BRS Affiliate or BRS Associate director on the same terms (except as to amount, which shall be reasonable in amount) and conditions as issued to other directors of the Company; or

(iii)                               the Management Services Agreement (except that any amendment or modification of the Management Services Agreement shall be subject to the provisions of this Section 2.11).

(b)                                 Without limiting the scope of the first sentence of Section 2.1 1(a), the following shall be deemed to have been effected on an arms’ length basis and on terms (including without limitation financial terms) which are commercially reasonable:

(i)                                     any transaction or agreement (other than with respect to an acquisition described in clause (ii) of this sentence) as to which either (A) the Company has obtained from an investment banking firm, which is not a BRS Affiliate, an opinion that such transaction or agreement is fair to the Company from a financial point of view (a “Fairness Opinion”) or (B) such transaction or agreement is approved by a majority or the members of the Board of Directors of the Company who are not BRS Investors or directors, officers or employees of BRS or BRS Affiliates, or by the holders of a majority of the Common Stock of the Company (other than shares of the Common Stock owned by BRS Investors); and

(ii)                                  in the case of any acquisition by the Company from BRS Investors of any business or material assets, or the capital stock of any company, if a Fairness Opinion is obtained with respect to such acquisition and such acquisition is approved by a majority of the members of the Board of Directors of the Company who are not BRS Investors or directors, officers or employees of BRS or BRS Affiliates or the holders of a majority of the Common Stock of the Company (other than shares of the Common Stock owned by BRS Investors).

2.12.                     Observation Rights of LEG.  LEG shall have the right, so long as LEG owns Common Stock representing at least 25% of the Common Stock owned by such Lender Investor as of the date hereof (adjusted for any stock splits, stock combinations and stock dividends affecting the Common Stock as a class) and provided that no officer or employee of LEG is otherwise a member of the Board of Directors of the Company, to have one representative (the “LEG Representative”), who is an officer or employee of LEG, attend meetings of the Board of Directors (and committees thereof) of the Company.  The LEG Representative shall not have the right to vote on any matter presented to the Board of Directors or any committee thereof.  The Company shall give LEG or the LEG Representative: (i) notice of each meeting of the Board of Directors (or committee thereof) of the Company at the same time that notice is given to the directors of the Company; (ii) on or prior to the date of each meeting of the Board of Directors (or committee thereof) of the Company, all information given to the directors at such meeting; and (iii) copies of the minutes of such meeting when distributed to the Board of Directors.  If the Company proposes to take any action by written consent in lieu of a meeting of its Board of Directors or a committee thereof, the Company shall give written notice thereof to the LEG

Representative promptly following the effective date of such consent.  The Company will reimburse the LEG Representative for his reasonable out-of-pocket expenses in attending each meeting of the Board of Directors (or committee thereof) on the same basis that the Company reimburses the directors in respect of their attendance at each meeting of the Board of Directors (or committee thereof).  The provisions of this Section 2.12 shall be subject to Section 2.13.

2.13.                     Investment Activity Restrictions.  So long as a Lender Investor or any of its Affiliates owns directly or indirectly 10% or more of the capital stock of any class or series of any Person that owns or operates a Competing Business (such person being herein referred to as a “Competitor”) or a Lender Investor or any of its Affiliates is involved in the management (including as a member of the board of directors or similar management committee of such Person) of any such Competitor (all of the foregoing being herein referred to as “Investment Activity Restrictions”), then the right of such Lender Investor to receive information pursuant to Section 2.1(a), and any right of such Lender Investor to have a representative or observer attend or participate in any meeting of the Board of Directors or committee thereof or to otherwise receive information in such capacity, shall terminate.  For the avoidance of doubt, the Investment Activity Restrictions shall not be deemed to prohibit any Lender Investor from engaging in lending activities nor shall it limit the right to receive any information and/or notification rights pursuant to any loan arrangements made between any Lender Investor or its Affiliates with the Company.  However, in the event that such Lender Investor or its Affiliates shall at any time not be in compliance with the investment Activity Restrictions solely as a result of the exercise by such Lender Investor or its Affiliates of its foreclosure or similar rights under agreements entered into by such Lender Investor governing loans made by Lender Investor to such Competing Person, (i) such Lender Investor shall be permitted to continue to receive information to which it would otherwise be entitled pursuant to clause (ii) of Section 2.1(a) provided that such Lender Investor and its Affiliates shall have established reasonable procedures to assure that information provided under clause (ii) of Section 2.1(a) and other confidential information of the Company and its subsidiaries made available from time to time to such Lender Investor remain subject to the provisions of Section 2.9(c), and (ii) any right of such Lender Investor to have a representative or observer attend or participate in any meeting of the Board of Directors or committee thereof or to otherwise receive information in such capacity, shall be suspended until such time as Lender Investor shall be in compliance with the Investment Activity Restrictions.  For purposes of this Section 2.13, “Competing Business” shall mean the business of owning and operating retail stores which sell primarily athletic footwear.  The provisions of this Section 2.13 shall cease to be applicable in the event that BRS Investors shall have acquired 10% or more of the capital stock of any class or series of any Competitor.  The provisions of this Section 2.13 shall terminate upon the consummation of an Approved Sale of the Company or, in the case of any Lender Investor and its Affiliates ceasing to own Securities, at such time as such Lender Investor and its Affiliates cease to own Securities.

Article III
Corporate Actions

3.1.                            Directors and Voting Agreements.

(a)                                 Each Investor and Permitted Transferee shall take, at any time and from time to time, so long as BRS Investors and their Permitted Transferees together own in the aggregate more shares of Common Stock than any other single Investor, all action necessary (including voting the Common Stock or any other voting capital stock of the Company now or hereafter owned or held by such Investor or Permitted Transferee entitled to vote owned by him, her or it, calling special meetings of stockholders and executing and delivering written consents) to ensure that (i) the number of directors comprising the Board of Directors of the Company shall be as BRS shall determine, and (ii) the individuals designated by BRS shall be elected to the Board of Directors of the Company.  BRS shall designate Glenn Gaynor as a director so long as (i) BRS has the foregoing right to designate directors and (ii) Glenn Gaynor is serving as the chief executive officer of the Company.

(b)                                 Each Investor and Permitted Transferee shall take all necessary action to cause the composition of the Board of Directors of the Company to remain in accordance with Section 3.1(a) (including without limitation voting or causing to vote or acting by written consent with respect to, all shares of Common Stock entitled to vote thereon or any other voting capital stock of the Company now or hereafter owned or held by such Investor or Permitted Transferee in favor of such Persons) to cause the Board of Directors of the Company to be in accordance with Section 3.1(a).

(c)                                  So long as BRS Investors and their Permitted Transferees together own in the aggregate more shares of Common Stock than any other single Investor, each Investor and Permitted Transferee shall vote the Securities owned by such Investor or Permitted Transferees in favor or against any matter submitted to the holders of such class or series of Securities for their approval in the same manner as BRS and BRS Affiliates and their Permitted Transferees shall vote their Securities, provided that, in the case of any transaction affecting the Securities, such transaction treats all of the holders of the Securities on an equal per share or Securities basis.

3.2.                            Right to Remove Certain of the Company’s Directors.  BRS may request that any director subject to designation by it be removed (with or without cause) by written notice to the other Investors, and, in any such event, each Investor and Permitted Transferee shall promptly consent in writing or vote or cause to be voted all shares of Common Stock entitled to vote thereon now or hereafter owned or controlled by it for the removal of such Person as a director.

3.3.                            Right to Fill Certain Vacancies in Company’s Board.  In the event that a vacancy is created on the Company’s Board of Directors at any time by the death, disability, retirement, resignation or removal (with or without cause) of a director subject to designation by BRS or if otherwise there shall exist or occur any vacancy on the Company’s Board of Directors in a directorship subject to designation by BRS, such vacancy shall not be filled by the remaining members of the Company’s Board of Directors, but each Investor and Permitted Transferee shall promptly consent in writing or vote or cause to be voted all shares of Common Stock entitled to vote thereon or any other voting capital stock of the Company now or hereafter owned or controlled by it to elect that individual designated to fill such vacancy and serve as a director, as shall be designated by BRS pursuant to Section 3.1.

3.4.                            Amendment of Certificate and Bylaws.  No Investor or Permitted Transferee shall consent in writing or vote or cause to be voted any shares of Common Stock now or hereafter owned or controlled by it in favor of any amendment, repeal, modification, alteration or rescission of, or the adoption of any provision in the Company’s Certificate of Incorporation, as amended, or Bylaws inconsistent with this Article III unless BRS consents in writing thereto.

3.5.                            Termination of Voting Agreements.  The voting agreements in Sections 3.1, 3.2, and 3.4 shall terminate on the date the Company consummates a Public Offering resulting in aggregate net proceeds to the Company and any stockholder selling shares of Common Stock in such offering of not less than $50,000,000.

3.6.                            Reimbursement of Expenses.  The Company may reimburse its directors for reasonable travel and other out of pocket expenses incurred by such Persons in attending meetings of the Board of Directors or any committee thereof.  The Company may pay reasonable compensation to directors of the Company who are not officers or employees of BRS or BRS Affiliates or the Company or its Subsidiaries for their services as directors of the Company and its Subsidiaries.

Article IV
Repurchase of Securities

4.1.                            Repurchase Events.  In the event that a Management Investor or an Incentive Securities Holder shall cease to be employed by the Company or its Subsidiaries for any reason (a “Termination of Employment”), or in the event that a Non-BRS Investor (other than a Lender Investor) or an Incentive Securities Holder or its respective Affiliates shall have Engaged in a Competing Business, or in the event that any Prohibited Transfer of Securities shall have occurred with respect to the Securities or Incentive Securities owned by an Investor or an Incentive Securities Holder or its respective Affiliates, then the provisions of this Article IV shall be applicable.

4.2.                            Securities Repurchase Notice.

(a)                                 (i)                                     The Company or, if the Company shall for any reason be unable or unwilling to purchase the Securities or the Incentive Securities, then BRS or its assigns and Lender Investors or their Affiliates assigns (so long as such Lender Investor and its Affiliates own at least 25% of the Common Stock owned by such Lender Investor as of the date hereof (adjusted for any stock splits, stock combinations and stock dividends affecting the Common Stock as a class), and provided that no such Affiliate that becomes such an entity primarily for the purpose of effect an indirect assignment of such right to another Person, or a transfer of ownership or control of such Affiliate, shall be considered a permitted Affiliate assignee of Lender Investors) (pro rata based on their percentage ownership of the Securities of the same class, series or tenor owned in the aggregate by BRS Investors and all of Lender Investors), shall have the right to purchase any of the Securities or the Incentive Securities held by such Investor or Incentive Securities Holder and any Affiliate and Permitted Transferee of such Investor or Incentive Securities Holder (except a Permitted Transferee by virtue of Section 1.1(b)(v)) (the “Repurchased Securities”), upon notice given by the Company to such Investor or Incentive Securities Holder or any such Affiliate and Permitted Transferee (a “Securities Repurchase Notice”) at any time following the Termination of Employment, any Engagement in a Competing Business or the occurrence of the Prohibited Transfer of Securities, as applicable.

(ii)                                  All Repurchased Securities issued to any such Management Investor or Incentive Securities Holder, and all options to purchase Incentive Securities granted to the Management Investor or Incentive Securities Holder which have not been exercised prior to any Securities Repurchase Notice, whether or not Earned or Vested, shall terminate and be forfeited.

(b)                                 In the event that the Company or BRS or Lender Investors shall give an Securities Repurchase Notice, the ownership of the Repurchased Securities covered by the Securities Repurchase Notice shall be deemed to have been automatically transferred to the Company or BRS or the assigns of BRS or Lender Investors or Lender investors’ permitted Affiliate assignees, as stated in the Securities Repurchase Notice, without the necessity of any further action by the Company, BRS or its assigns or Lender Investors or Lender Investors’ permitted Affiliate assignees or the Investor or the Incentive Securities Holder to which the Securities Repurchase Notice has been given.  The purchase price for the Repurchased Securities covered by the Securities Repurchase Notice shall be determined as provided in Section 4.3 and shall be payable by the Company or BRS or its assigns or Lender Investors or Lender Investors’ permitted Affiliate assignees, as the case may be, in cash within 30 days following the date of the Securities Repurchase Notice.

4.3.                            Purchase Price for Repurchased Securities.

(a)                                 If the Termination of Employment is

(i)                                     for Cause, or

(ii)                                  because the Management Investor or the Incentive Securities Holder has resigned prior to (an “Early Resignation”) (A) the third anniversary of the date of the date hereof in the case of the Management Securities or (B) in the case of Incentive Securities, the date on which all of the Incentive Securities granted to the Incentive Securities Holder are 100% Vested, then the purchase price for the Repurchased Securities shall be the lesser of (x) the consideration previously paid by the Management Investor or the Incentive Securities Holder for the Repurchased Securities (the “Repurchased Securities Original Purchase Price”), or (y) the fair market value of the Repurchased Securities as of the date of the Securities Repurchase Notice as determined in good faith by the Board of Directors of the Company (the “Repurchased Securities FMV”), which determination shall be final and binding.

(b)                                 If the Termination of Employment is for any reason other than Cause or other than because of an Early Resignation, then the purchase price for the Repurchased Securities shall be the Repurchased Securities FMV.

(c)                                  If a Prohibited Transfer of Securities or an Engagement in a Competing Business shall have occurred and be continuing, then the purchase price for the Repurchased Securities shall be the lesser of (i) $1.00 per share of the Common Stock, and $1,000 per share of the Preferred Stock, or (ii) the Repurchased Securities PMV.

(d)                                 The purchase price payable pursuant to Sections 4.3(a), 4.3(b) or 4.3(c) shall be reduced by the amount necessary to satisfy and discharge in full any Liens on the Repurchased Securities.

Article V
Miscellaneous

5.1.                            Amendment and Modification.  This Agreement may be amended or modified, or any provision may be waived, provided that such amendment, modification or waiver is set forth in a writing executed by each of the following: (i) the Company; (ii) BRS (so long as BRS and the BRS Co-Investors and their Permitted Transferees (other than Permitted Transferees under Section 1.1(b)(v)) own in the aggregate at least 10% of the Common Stock outstanding); (iii) the holders of a majority of the outstanding shares of Common Stock held by Investors; (iv) the holders of a majority of the outstanding Common Stock held by Non-BRS Investors, if such amendment would adversely affect Investors in a manner that does not affect DRS Investors and their Permitted Transferees as holders of the same Securities as such other Investors on an equal per share or per Security basis, including any amendment of Section 1.1 which would have that effect; (v) in the case of any amendment, modification or waiver which would amend, modify or waive a right expressly granted in this Agreement to, or an obligation expressly imposed (or proposed to imposed) on, BRS Investors (and not to Investors generally), then BRS; and (vi) in the case of any amendment, modification or waiver of Sections 1.1, 2.1, 2.2, 2.3, 2.4, 2.5, 2.6, 2.9, 2.10, 2.11, 2.12, 3.5, Article 4, or Section 5.1 which would affect the rights and obligations of Lender Investors, then Lender Investors holding a majority of the Common Stock owned by all Lender Investors.  Notwithstanding the foregoing, the Company may amend Schedule B to reflect a change in the ownership of Securities by an Investor or to reflect the addition of an Investor, with such Investor’s consent and without the consent of any other Investor.  No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

5.2.                            Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns and executors, administrators and heirs of each Party.  Except as contemplated hereby in connection with Transfers of Securities, this Agreement, and any rights or obligations existing hereunder, may not be assigned or otherwise transferred by any Investor without the prior written consent of the Company and DRS, except as expressly permitted under, but subject to the terms of, Section 2.1.

5.3.                            Severability.  In the event that any provision of this Agreement or the application of any provision is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect unless deletion of such provision causes this Agreement to become materially adverse to any Party, in which event the Parties shall use reasonable efforts to arrive at an accommodation which best preserves for the parties the benefits and obligations of the offending provision.

5.4.                            Notices.  All notices provided for or permitted hereunder shall be made in writing by hand-delivery, registered or certified first-class mail, fax or reputable courier guaranteeing overnight delivery to the other Party at the following addresses (or at such other address as shall be given in writing by any party to the others):

If to the Company:	With a copy to:

Levtran Enterprises Holding, Inc. c/o Bruckmann, Rosser, Sherrill & Co., Inc. 126 East 56th Street New York, New York 10010 Attention: Bruce C, Bruckmann and Richard Leonard Facsimile: 212,512.3703	Dechert LLP 30 Rockefeller Plaza New York, New York 10112 Attention: Ronald R. Jewell Facsimile: 212.698.3599

If to any BRS Investor:	With a copy to:

Bruckmann, Rosser, Sherrill & Co II, L.P. 126 East 56th Street New York, New York 10010 Attention: Bruce C. Bruckmann and Richard Leonard Facsimile: 212.512.3703	Dechert LLP 30 Rockefeller Plaza New York, New York 10112 Attention: Ronald R. Jewell Facsimile: 212.698.3599

If to any Non-BRS Investor:

Such Non-BRS Investor’s address as set forth on the signature page or such other address as may be specified from time to time in writing to the Company by such Non-BRS Investor.

All such notices shall be deemed to have been duly given: when delivered by hand, if personally delivered; four Business Days after being deposited in the mail, postage prepaid, if mailed; when confirmation of transmission is received, if faxed during normal business hours (or, if not faxed during normal business hours, the next Business Day after confirmation of transmission); and, on the next Business Day, if timely delivered to a reputable courier guaranteeing overnight delivery.

5.5.                            Governing Law Venue.

(a)                                 This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (except to the extent that the General Corporation Law of the State Delaware shall be applicable), without giving effect to principles of conflicts of law.

(b)                                 Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of any Federal or state court sitting in the State of New York over any suit, action or proceeding arising out of or relating to this Agreement.  Each of the Parties hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.  Each of the Parties hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested or by overnight courier service, to the address of such Party set forth in Section 5.4.  EACH

PARTYW AIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION BROUGHT HEREUNDER OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY.

5.6.                            Headings.  The headings preceding the text of the sections and subsections of this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

5.7.                            Counterparts.  This Agreement may be executed in two or more counterparts and by the parties in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

5.8.                            Further Assurances.  Each Party shall cooperate and take such action as may be reasonably requested by another Party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

5.9.                            Termination.  This Agreement shall terminate on the written unanimous agreement of Investors or when all Investors except any one Investor no longer hold any Securities.

5.10.                     Remedies.  In the event of a breach or a threatened breech by any Party to this Agreement of its obligations under this Agreement, any Party injured or to be injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.  The Parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the Parties that the remedy at law, including monetary damages, for breach of such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

5.11.                     Investor No Longer Owning Securities.  If an Investor ceases to own any Securities, such Investor will no longer be deemed to be an Investor or an Incentive Securities Holder for purposes of this Agreement.

5.12.                     No Effect on Employment.  Nothing contained herein shall constitute an agreement of employment between the Company or any of its Subsidiaries or Affiliates and any Management Investor or Incentive Securities Holder or shall confer on any Management Investor or Incentive Securities Holder the right to remain in the employ of the Company or any of its Subsidiaries or Affiliates.

5.13.                     Pronouns.  Whenever the context may require, any pronouns used herein shall be deemed also to include the corresponding neuter, masculine or feminine forms.

5.14.                     Entire Agreement.  This Agreement sets forth the entire agreement and understanding among the parties and supersedes all prior agreements and understandings, written or oral, relating to the subject matter of this Agreement, it being understood that certain Investors are contemporaneously entering into other agreements and instruments.  Except for BRS and each Lender Investor (so long as such Lender Investor owns Common Stock representing at least 25% of the Common Stock owned by such Lender Investor as of the date hereof (adjusted for any stock splits, stock combinations and stock dividends affecting the Common Stock as a class)), no Investor has the right to any information contained in Schedule B as it relates to any other Investor.

5.15.                     Future Individual Investors.  The parties agree that, if required by BRS, any current or future employee of the Company or other Person who purchases Securities from the Company subsequent to the date may become a signatory to this Agreement by executing a written instrument setting forth that such Person agrees to be bound by the terms and conditions of this Agreement and this Agreement will be deemed to be amended to include such Person as an Investor or an Incentive Securities Holder (as the case may be) and the number of Securities and Incentive Securities purchased by him or her.

5.16.                     No Effect on Lending Relationships.  In the event that any Investor or its Affiliate shall be a lender to the Company or its subsidiaries, nothing contained in this Agreement shall be construed to modify, restrict or limit the express rights and remedies granted to such Investor or its Affiliate in its capacity as a lender (including without limitation as a secured party in connection with loans extended by such lender) pursuant to documents, agreements and instruments entered into by the Company and its subsidiaries with such lender in connection with loans extended by such lender.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall affect, limit or impair the rights and remedies of the Investor Lenders or any of their Affiliates in their capacity as a lender to the Company or any of its Affiliates and/or subsidiaries pursuant to the Loan Agreement.  Without limiting the generality of the foregoing, any Investor Lender or its Affiliate may exercise its rights as a lender, including making its decision on whether to foreclose on any collateral security, will have no duty to consider (i) its status as a shareholder of the Company, or (ii) any duty it may have to any other direct or indirect shareholder of the Company, except as may be required under the applicable loan documents and commercial laws applicable to creditors generally.

[Signature Page Follows]

In witness whereof, the parties have executed this Securities Holders Agreement the day and year first above written.

Levtran Enterprises Holding, Inc.

By:	/s/ Richard R. Leonard
Richard R. Leonard
President

Bruckmann, Rosser, Sherrill & Co II, L.P.
By:	BRSE LLC,
its General partner

By:	/s/ [ILLEGIBLE]
[ILLEGIBLE]
Member

BRS Co-Investors

/s/ Stephen Sherrill
Stephen Sherrill, P. of A. for Julie Frist
Address
and
Facsimile:	c/o Bruckmann, Rosser, Sherrill
& Co. II, L.P.

Management Investors

/s/ Glenn Gaynor		/s/ Frank Long
	Glenn Gaynor		Frank Long
Address:	3491 Blackberry Lane	Address:	3237 Ellicott Street
	Ellicott City, Maryland 21042	Baltimore, Maryland 21224
Facsimile:	410.850.5915	Facsimile:	410.850.5915

/s/ Scott Collins		/s/ Jeff Bowden
	Scott Collins		Jeff Bowden
Address:	417 Fox Catcher Road	Address:	4311-104 Bedrock Circle
	Belair, Maryland 21015	Nottingham, Maryland 21236
Facsimile:	410.850.5915	Facsimile:	410.850.5915

Securities Holders Agreement dated as of October     , 2005

Lender Investors (as Additional Investors

CS Equity LLC		LEG PARTNERS III SBIC, L.P.
		By:	Golub PS-GP, LLC, its General Partner

By:	/s/ Steven A. Museles	By:	/s/ Gregory W. Cashman
Print Name:	Steven A. Museles		Gregory W. Cashman
Print Title:	Senior Vice President		Vice President

Address:	c/o CapitalSource Finance LLC 4445 Willard Avenue, 12th Floor Chevy Chase, Maryland 20815 Attention: Stephen Freishtat	Address:	551 Madison Avenue 6th Floor New York, New York 10022 Attention: Gregory W. Cashman
Facsimile:	301.841.2360	Facsimile:	212.750.5505

Securities Holders Agreement dated as of October     , 2005

Schedule A to Securities Holders Agreement Definitions

Definitions

1.                                      Interpretation.  Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereof,” “hereto” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph; (ii) the word “including” means “including, but not limited to” and “including without limitation”; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iv) words importing the singular shall also include the plural, and vice versa; and (v) unless otherwise expressly indicated in the context, all references herein to any “Section”, “Article”, “clause”, “Schedule”, “Disclosure Schedule”, or “Exhibit” refer to Sections, Articles, clauses, Schedules, Disclosure Schedules and Exhibits contained in, or attached to, this Agreement.

2.                                      Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings hereinafter specified:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and with respect to any Investor also includes any Related Person thereof.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Business” shall mean the sale, marketing and distribution by the Company and its Subsidiaries of footwear, including comparable and complementary products such as clothing apparel and recorded entertainment, whether through retail or wholesale, including internet sales.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in the City of New York are open for the general transaction of business.

“Cause”, when used with respect to any termination of the employment of any Management Investor or Incentive Securities Holder, means (i) failure or refusal by such Management Investor or Incentive Securities Holder to comply with the reasonable policies, standards and regulations of the Company as they may be established from time to time by the Board of Directors of the Company, which failure or refusal is not cured after thirty days written notice from the Company; however, no such opportunity to cure shall be necessary if such failure or refusal results in material harm to the Company or its Subsidiaries, (ii) the failure or refusal by such Management Investor or Incentive Securities Holder to faithfully and diligently perform the usual customary duties of his employment and adhere to the provision of any employment agreement of such Management Investor or Incentive Securities Holder, which failure or refusal is not cured after thirty (30) days written notice from the Company; however, no such opportunity to cure shall be necessary if such failure or refusal results in material harm to the Company or its Subsidiaries, (iii) such Management Investor or Incentive Securities Holder is grossly negligent or conducts himself in an unprofessional, unethical, immoral or fraudulent manner or his conduct discredits the Company or its Subsidiaries or is detrimental to the reputation, character and standards of the Company or its Subsidiaries in the sole and complete discretion of the Company, or he is found guilty of a felony or he is found guilty of, or enters a plea of nolo contendere to, any crime which is detrimental to the reputation, character and standards of the Company and its Subsidiaries, or that can reasonably be expected otherwise to cause harm to the Company or its Subsidiaries, or materially impairs such Management Investor’s or Incentive Securities Holder’s ability to perform his or her job duties, all of the foregoing in the sole and complete discretion of the Company, (iv) the breach by such Management Investor or Incentive Securities Holder of the terms of this Agreement or any employment agreement to which the Management Investor or the Incentive Securities Holder is a party, including the occurrence of any Prohibited Transfer and any breach of Section 2.9 of this Agreement, (v) such Management Investor or Incentive Securities Holder or its respective Affiliates shall have engaged in a Competing Business at any time during which such Management Investor or Incentive Securities Holder or any of their respective Affiliates is the owner of Securities, (vi) such Management Investor or Incentive Securities Holder or its respective Affiliates shall have taken any action designed or intended to discourage customers, contractors, suppliers, referral sources, Governmental Authority, insurance companies, lessors, consultants, advisors and other business associates from maintaining the same business relationships with the Company and its Subsidiaries.

“Earned”, when used with respect to any Incentive Securities, means that such Incentive Securities have been earned in accordance with any schedule or requirements therefor established by the Board of Directors in connection with the grant or issuance of such Incentive Securities.

“Engage(d) in a Competing Business” or “Engagement in a Competing Business”, when used with respect to any Non-BRS Investor (other than any Lender Investor) or Incentive Securities Holder or any of its respective Affiliates, means that such Non-BRS Investor or Incentive Securities Holder or any of its respective Affiliates shall, without the consent of the Company and 13RS, (except as otherwise provided in this Agreement with respect to an Investor Lender) either alone or jointly with, through or as a shareholder, investor, lender, director, officer, employee, manager, adviser, consultant or agent of or for, or in the case of an Investor Lender, as a controlling shareholder of, any Person, (including without limitation any Related Person (or any Affiliate of a Related Person) of any Non-SRS Investor or Incentive Securities Holder), directly or indirectly,

(i)                                     be engaged, concerned or interested in the Business, or any business which competes, directly or indirectly, with the Business, in such geographic regions in which the Company conducts the Business on or after the date hereof, or

(ii)                                  have solicited or offered employment (other than through general solicitations or advertisements which are not directed at employees of the Company or its Subsidiaries) to or contract the services of any Person known to be an employee of the Company and its Subsidiaries or employed in the Business engaged in skilled or managerial work; (other than a Person who responded to a general solicitation or advertisement which was not directed at employees of the Company or its Subsidiaries) provided that, so long as such Non-BRS Investor or Incentive Securities Holder or any of its respective Affiliates is not in breach of their obligations under this Agreement, the

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ownership by such Non-BRS Investors and Incentive Securities Holders together with its respective Affiliates of an aggregate of one percent (1%) of the voting securities of any publicly traded company shall not be deemed to be Engaged in a Competing Business provided that such Non-BRS Investor or Incentive Securities Holder and their respective Affiliates are not actively involved in the management or operations of such publicly traded company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time, and any rules and regulations promulgated thereunder and in effect from time to time.

“Governmental Authority” means any national, federal, state, provincial, county, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory, or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions.

“Incentive Securities” shall mean (i) stock options or other rights to purchase Common Stock issued or granted to directors, officers, employees and agents of the Company or its Subsidiaries pursuant to any Incentive Securities Plan, (ii) shares of Common Stock issued upon exercise of such stock options or other rights pursuant to an Incentive Securities Plan, (iii) all other Securities received on account of ownership of such Securities issued pursuant to an Incentive Securities Plan, including any and all Securities issued in connection with any merger, consolidation, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof, and (iv) any other Securities issued from time to time to any director, officer, employee or agent of the Company or its subsidiaries and specifically designated by the Board of Directors at the time of issuance as “Incentive Securities” for purposes of this Agreement.  Securities acquired by Management Investors pursuant to the Subscription Agreement, and Securities acquired otherwise by Management Investors which are not Incentive Securities at the time of acquisition by Management Investor, shall not be deemed to be “Incentive Securities”.

“Incentive Securities Plan” means any Securities option or other Securities purchase plan or arrangement approved by the Board of Directors of the Company, and the provisions of any employment or other agreement entered into by the Company or its Subsidiaries with any director, officer, employee or agent of the Company or its Subsidiaries which provides for the grant to or purchase by such director, officer, employee or agent of Securities.  The Subscription Agreement shall not be deemed to be an “Incentive Securities Plan”.

“Involuntary Transfer” of Securities means any Transfer of such Securities by reason of (i) bankruptcy or insolvency proceedings, whether voluntary or involuntary, affecting the holder of such Securities, or (ii) distraint, levy, execution or other involuntary Transfer of such Securities.

“Lien” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance, or right of first refusal, right of first offer, proxy, voting trust, or voting contract, agreements, understanding or arrangement with respect to the

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sale, issuance or voting of any Securities (whether outstanding or issuable upon the conversion, exchange or exercise of outstanding Securities).

“Loan Agreement” means that certain Credit Agreement, dated as of the date hereof, among the Company, the borrowers named therein and the Investor Lenders.

“Management Securities” means Securities held by Management Investors (including Securities acquired by Management Investors pursuant to the Subscription Agreement).  Incentive Securities held by Management Investors shall not be deemed to be “Management Securities”.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, any division, segment or other unincorporated business, whether or not a legal entity, or a Governmental Authority.

“Prohibited Transfer of Securities” means and includes any Transfer of Securities in violation of the provisions of Section 1.1 or the occurrence of any Involuntary Transfer of Securities.

“Public Offering” means a successfully completed firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act in respect of the offer and sale of shares of Common Stock for the account of the Company.

“Related Persons” of any other Person means and includes the directors, officers, employees, agents and advisers of such Person and any individual who is the spouse, ancestor, descendant or sibling of such Person or of such directors, officers, employees, agents and advisers.

“Securities” means Common Stock, Preferred Stock, and any other shares of capital stock of the Company, and any securities convertible into or exchangeable for such capital stock, and any options (including any options issued to Investors), warrants or other rights to acquire such capital stock or securities, now or hereafter held by any Party, including all other securities of the Company (or a successor to the Company) received on account of ownership of Common Stock or Preferred Stock, including all securities issued in connection with any merger, consolidation, stock dividend, stock distribution, stock split, reverse stock split, stock combination, recapitalization, reclassification, subdivision, conversion or similar transaction in respect thereof.

“Securities Act” means the Securities Act of 1933, as amended and in effect from time to time, and any rules and regulations promulgated thereunder and in effect from time to time.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled,

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directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be Or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

“Transfer” means and includes the making of any sale, exchange, assignment, hypothecation, gift, security interest, pledge or other encumbrance, or any contract therefor, any voting trust or other agreement or arrangement with respect to the transfer or grant of voting rights {except for the voting agreement set forth in Article III) or any other beneficial interest in any of the Securities, the creation of any other claim or any other transfer or disposition whatsoever, whether voluntary or involuntary, affecting the right, title, interest or possession in or to such Securities.

“Vested”, when used with respect to any Incentive Securities, means that such Incentive Securities have been Earned and vested in accordance with any schedule or requirements therefor established by the Board of Directors in connection with the grant or issuance of such Incentive Securities.

3.                                      Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms shall have the meanings specified where indicated below:

Term	Location

Additional Investor	Preamble
Additional Investors	Preamble
Additional Securities	Section 2.4(a)(i)
Additional Securities Sale	Section 2.4(a)(i)
Agreement and Plan of Merger	Preamble
Approved Recapitalization	Section 2.2(a)
Approved Sale of the Company	Section 2.2(a)
Approved Transaction	Section 2.2(a)
BRS	Preamble
BRS Investor	Preamble
BRS Affiliates	Section 1.1(b)(iii)
BRS Associates	Section 1.1(b)(iii)
BRS Co-Investors	Preamble
BRS Investors	Preamble
Common Stock	Recitals
Company	Preamble
CS Equity	Preamble
Early Resignation	Section 4.3(a)
Excluded Additional Securities	Section 2.4(a)(ii)
Excluded Tag-Along Holder	Section 2.3(a)(i)(B)
Fairness Opinion	Section 2.11(b)
Incentive Securities Holder	Preamble

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Incentive Securities Holders	Preamble
Incentive Securities Plan	Schedule A-Definitions
Investor(s)	Preamble
LEG	Preamble
LEG Representative	Section 2.12
Lender Investors	Preamble
Lender Investors Affiliates	Section 1.1(b)(iii)
Lender Investors Associates	Section 1.1(b)(iii)
Levtran	Preamble
Management Investor	Preamble
Management Investors	Preamble
Management Services Agreement	Section 2.7
Non-BRS Investor	Preamble
Non-BRS Investors	Preamble
Offered Price	Section 2.5(a)
Offered Securities	Section 2.5(a)
Parties	Preamble
Permitted Transferee	Section 1.1(b)
Preemptive Notice	Section 2.4(b)
Preferred Stock	Recitals
Proposed Transferee	Section 2.5(a)
Refusal Period	Section 2.5(b)
Repurchased Securities	Section 4.2(a)(i)
Repurchased Securities FMV	Section 4.3(a)
Repurchased Securities Original Purchase Price	Section 4.3(a)
Right of First Refusal	Section 2.5(b)
Securities Repurchase Notice	Section 4.2(a)(i)
Selling Non-BRS Investor	Section 2.5(a)
Selling Non-BRS Investor’s Notice	Section 2.5(a)
Subscription Agreement	Recitals
Tag-Along Completion Period	Section 2.3(a)(ii)
Tag-Along Election Period	Section 2.3(a)(ii)
Tag-Along Escrow	Section 2.3(b)
Tag-Along Escrow Amount	Section 2.3(b)
Tag-Along Escrow Notice	Section 2.3(b)
Tag-Along Holder’s Notice	Section 2.3(a)(ii)
Tag-Along Holders	Section 2.3(a)(i)
Tag-Along Right	Section 2.3(a)(i)
Tag-Along Seller	Section 2.3(a)(i)
Tag-Along Seller’s Notice	Section 2.3(a)(ii)
Termination of Employment	Section 4.1(a)
Vested	Section 2.2(b)(iii)(A)

6

Schedule B to Securities Holders Agreement

Investors and Securities Owned

Attached